UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report:  January 28, 2008

VYTA CORP
(Exact name of registrant as specified in its charter)

Nevada	33-19598-D	84-0992908
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

370 17th Street, Suite 3640, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

(303) 592-1010
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01 – OTHER EVENTS

Item 8.01 – Other Events

In connection with a financing obtained in October 2000, Vyta Corp (the Registrant) filed various actions in the United States District Court for the District of Colorado against, among others, Harvest Court, LLC, Southridge Capital Management, LLC, Daniel Pickett, Patricia Singer and Thomson Kernaghan, Ltd. for violations of federal and state securities laws, conspiracy, aiding and abetting and common law fraud among other claims.  As a result of various procedural rulings, in January 2002, the United States District Court for the District of Colorado transferred the case to the United States District Court for the Southern District of New York, New York City, New York (the Court).  In this litigation, Harvest Court, LLC filed counterclaims against the Registrant and certain officers and former board members of the Registrant, and a number of unrelated third parties.  The counterclaims allege violations of federal securities laws and other laws.  Harvest Court, LLC is seeking various forms of relief including compensatory and punitive damages.

On January 28, 2008, United States District Court for the Southern District of New York, New York City, New York (the Court) issued an opinion regarding motions for summary judgment filed by both parties involved in the law suit.  The Court has granted Harvest Court’s motion for summary judgment and denied the motions for summary judgment filed by certain officers of the Registrant in respect to certain counts and granted the motion for summary judgment in respect to another count.

At this time the Registrant and their attorneys are reviewing the opinion, considering its options, and most likely, planning an appeal.  The effect of this ruling has no financial consequence on the Registrant, at this time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VYTA CORP

By:	/s/ Paul H. Metzinger
Paul H. Metzinger, President and Chief Executive Officer

Date: February 1, 2008

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